UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
February 9, 2016

Date of Amendment:
April 4, 2016

Douglas Emmett, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33106	20-3073047
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The guidance assumption range for Interest Expense on page 24 of the Company's Earning Package for the fourth quarter of 2015 (the "Earnings Package") inadvertently included a footnote 2 reference. In fact, the Interest Expense assumption range did not include the impact of interest and non-cash amortization relating to a $580 million loan, which had not closed as of the Earnings Package date.  None of the other numbers on page 24 of the Earnings Package were affected by the incorrect Interest Expense footnote 2 reference.

Including the impact of that loan (which subsequently closed on February 29, 2016), the Interest Expense assumption range for 2016 would be between $146 million and $150 million.”

The Company's guidance does not include the impact from possible future property acquisitions or dispositions, including acquisition and disposition costs, financings, other possible capital markets activities or impairment charges. Except for the historical facts, the statements in this filing are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. The Company's actual results will be affected by known and unknown risks, trends, uncertainties and factors, some of which are beyond its control or ability to predict. Although the Company believes that the assumptions underlying its guidance are reasonable, they are not guarantees of future performance and some of them will inevitably prove to be incorrect. As a result, the Company's actual future results can be expected to differ from its expectations, and those differences may be material.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUGLAS EMMETT, INC.

Dated:	April 4, 2016	By:	/s/ JORDAN L. KAPLAN
Jordan L. Kaplan
President and Chief Executive Officer